Exhibit 10.15

Summary of Hudson Highland Group, Inc. Compensation for Non-employee

Members of the Board of Directors

The Company’s policy of compensation for the non-employee members of the Board of Directors is as follows.

•	Retainer and Fees. Each non-employee director is entitled to receive an annual retainer of $25,000, a fee of $2,500 for each Board and Board committee meeting attended in person and a fee of $1,000 for each telephonic Board meeting. The Chairperson of the Audit Committee receives an additional annual retainer of $10,000 and Chairpersons of other Board committees receives an additional annual retainer of $5,000. Additionally, directors are reimbursed for out-of-pocket expenses associated with attending meetings of the Board and committees thereof.

•	Equity Compensation. Upon first being elected or appointed as a director of the Company, each non-employee director of the Company is granted an option to purchase 25,000 shares of Common Stock under the terms of the Hudson Highland Group Long Term Incentive Plan. The exercise price for options is the fair market value of a share of Common Stock on the date of grant. Options have a term of ten years and become exercisable as follows: 40% immediately on the date of grant, 60% after the first anniversary of the date of grant, 80% after the second anniversary, and 100% after the third anniversary.